ACCOUNTANT'S CONSENT


The Board of Directors
CarrAmerica Realty Corporation:

We consent to incorporation by reference in the registration statement (No. 333-22353) on Form S-3 of CarrAmerica Realty Corporation of our reports dated February 6, 1998, relating to the consolidated balance sheets of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 and the related schedule, which reports appear in the December 31, 1997, annual report on Form 10-K of CarrAmerica Realty Corporation.

                                                   KPMG Peat Marwick LLP



Washington, D.C.
March 19, 1998